UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)	July 11, 2005

HUDSON UNITED BANCORP

(Exact Name of Registrant as Specified in Charter)

New Jersey	1-08660	22-2405746
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

1000 MacArthur Boulevard, Mahwah, New Jersey	07430
(Address of Principal Executive Offices)	(ZipCode)

Registrant’s telephone number, including area code	(201) 236-2600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

Amendment Number One to Hudson United Bancorp Severance Plan

On July 11, 2005, Hudson United Bancorp ("Hudson") approved Amendment Number One to Hudson United Bancorp Severance Plan (the “Amendment”) which is intended to substantially enhance severance payments for many employees.  The Amendment inserts certain definitions, including for “Change in Control” which is defined as “a change in the ownership of the Company, a change in the effective control of the Company or a change in the ownership of a substantial portion of the assets of the Company as provided under Section 409A of the Code, as amended from time to time, and any Internal Revenue Service guidance, including Notice 2005-1, and regulations issued in connection with Section 409A of the Code.” The Amendment further provides that participants in the Severance Plan will be entitled to Severance Pay (as defined in the Amendment) if the participant’s employment is terminated before or within 12 months after a Change in Control due to the involuntary conversion of a full-time position into a part-time position, a reduction in force or certain other involuntary terminations. In addition, the Amendment defines the Severance Pay as follows, non-officers would receive between 12 and 26 weeks of base salary depending on years of service, officers through the Vice President level would receive between 12 and 32 weeks of base salary depending on years of service, Senior Vice Presidents would receive between 39 and 52 weeks of base salary depending on years of service, First Senior Vice Presidents would receive 52 weeks of base salary and Executive Vice Presidents and the Chairman, President and CEO would receive 52 weeks of base salary and bonus up to a maximum of two times base salary. The Amendment requires Executive Vice Presidents and the Chairman, President and CEO to execute a non-competition and non-solicitation arrangement for a period of two years in order to receive Severance Pay.

Director Severance Plan

On July 11, 2005, in recognition of the extensive time and education demands on its directors and the fact that Hudson and its subsidiaries have no retirement plan or benefits for its directors, Hudson adopted the Hudson United Bancorp Director Severance Plan (the "Director Severance Plan").

Under the Director Severance Plan, a director of Hudson United Bancorp who served on the Board of Hudson United Bancorp on or after July 1, 2005, who has served more than 12 months on the Board of Directors of Hudson United Bancorp, and who ceases to be a director of Hudson United Bancorp for any reason whatsoever (other than a removal for cause involving a breach of the Hudson United Bancorp Code of Conduct), shall be entitled to be paid, within 10 business days following termination of service, a lump sum amount equal to the fees paid in the calendar year immediately prior to termination. The Director Severance Plan may be amended or terminated at any time by the vote of two-thirds of all the directors then in office. The Director Severance Plan is administered by the Board of Directors of Hudson United Bancorp. The foregoing summary is subject in all respects to the actual terms of the Director Severance Plan, a copy of which is attached as an exhibit to this Form 8-K.

Restricted Stock Award Agreements

On July 12, 2005, Hudson entered into Restricted Stock Award Agreements (the "Award Agreements") with Kenneth T. Neilson, Thomas J. Shara and Thomas R. Nelson (the "Executives"). In accordance with the Award Agreements, the Executives were awarded 40,000, 9,000 and 9,000 shares of restricted stock, respectively. The restricted stock vests on July 14, 2006. Dividends will accrue on unvested restricted stock and will be paid upon the vesting of such restricted stock. Dividends related to any forfeited restricted stock will also be forfeited. The restricted stock vests upon a change in control, termination of employment due to death or disability, retirement on any date on or after January 1, 2006 or termination without Cause (as defined in the Award Agreements) and is forfeited upon any other termination of employment including retirement before January 1, 2006 without Company consent.

Item 9.01 Financial Statements and Exhibits

(c) Exhibits

10.1	Hudson United Bancorp Director Severance Plan

10.2	Amendment Number One to Hudson United Bancorp Severance Plan, dated July 11, 2005

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 13, 2005	HUDSON UNITED BANCORP By: /s/ James W. Nall ——————————————— James W. Nall Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Title

10.1	Hudson United Bancorp Director Severance Plan

10.2	Amendment Number One to Hudson United Bancorp Severance Plan, dated July 11, 2005